Exhibit 99.2

PLEASE SEE THE CAUTIONARY STATEMENT FOLLOWING THIS LETTER

July 1, 2025

Dear Shareholders,

Last May, I wrote you updating the progress we had made with our unique rare earth and critical mineral deposit called the Brook Mine (“Brook”) near Sheridan, Wyoming. We have been providentially blessed that Brook contains what we believe is the largest unconventional deposit of rare earth elements (“REEs”) and critical minerals discovered to date in the United States.

As we have continued our diligence and work alongside both our independent consultants as well as the federal government, we have discovered that the mine and its ultimate development hold significantly greater promise than we originally suspected.

The size of the deposit, its ultimate development potential and the economics of Brook have grown to assume certainly transformational character for Ramaco as a company, but also transformational opportunity for our country. This deposit was first discovered by the Dept. of Energy’s national laboratories under the first Trump Administration.

China may now be dominating these critical materials. But this will be America’s rare earth mine.

Ramaco will be hosting the groundbreaking for the Brook Mine on July 11 in Sheridan. We are honored that representing the federal government at the groundbreaking will be U.S. Secretary of Energy Chris Wright, the entire Wyoming Congressional delegation led by Senator John Barrasso, Senator Cynthia Lummis, and Congresswoman Harriet Hageman, and former U.S. Senator as well as current Ramaco Board member Joe Manchin. We will also be honored by hosting Wyoming Governor Mark Gordon, whose Wyoming Energy Authority has partnered on our future rare earth pilot plant, as well as a number of other State and local elected officials.

Shareholders are certainly welcome and can please contact us for more information at info@ramacometc.com. We intend to schedule a call with shareholders, investors and analysts in the near future to more fully explain the Brook Mine project and next steps.

As I explain in this letter, we have made very significant progress over the past year. There has been continued effort to advance our understanding of the deposit geology. We have done extensive chemical and hydrometallurgical testing. We have also been working with a variety of independent groups like Fluor and others to analyze the deposit in order to develop the optimal processing and separation techniques necessary to commercialize the future oxide production of both our magnetic rare earths and valuable critical minerals.

Before I present both the Fluor and Weir International findings, I want to frame the dimensional potential. We have studied roughly one third or roughly 4,500 acres of a 16,000-acre deposit. Ramaco largely owns the mineral reserves in fee. The overall Brook Mine contains over 1.1 billion tons of coal deposit and is one of the largest private mineral holdings in the West.

As I explain in more detail below, we have reason to believe that as we progress our further analysis of the overall site, and the remaining two thirds of the deposit is then tested and cored at greater depths, that the overall size of the deposit may increase with similar mineral profile characteristics. Interestingly, given the location of the deposit on the far edge of the Powder River Basin (PRB), we have been advised that the rare earth deposit characteristics at the Brook Mine may be narrowly confined to the immediate area of the site.

We received an original mining permit from the State of Wyoming to annually mine roughly 2 million tons of ore contained in coal on the site. We have been encouraged by the federal government in order to meet the nation’s critical supply needs to consider both the acceleration of the timing of development of the mine, as well as a possible future expansion of its production and processing capacity. We will be working with stakeholders to consider our ability to do both, which could enhance the ultimate potential to both our shareholders as well as the country.

As to the mine’s potential, based on the work that we have done with our technical partners, we believe the Brook Mine would support about 3% to 5% of total United States permanent magnet demand, or more than 30% of the demand for U.S. defense applications, which is estimated at 10% of total U.S. magnet metal demand.

I also note that as described in the article linked below, we continue to work with the Dept. of Energy’s National Energy Technology Laboratory on the groundbreaking use of new AI technologies. We are using these to analyze and enhance our geological and testing capabilities both to find and ultimately process our rare earth and critical mineral deposits. We hope to expand our work to include related scientific and technological work alongside other Dept. of Energy national labs as well.

(https://www.energy.gov/technologycommercialization/articles/ai-tool-speeds-critical-mineral-hunt-boosting-us-supply).

We regard our basic business proposition as mining the Brook Mine deposit to provide ore that is ultimately used to make a variety of rare earth and critical mineral oxides manufactured in a processing facility located on the mine site. These oxides will be sold to domestic customers for the ultimate production of magnets, semiconductors and wide variety of other valuable products.

I.	Key Findings Regarding the REE and Critical Mineral Deposit

First, I will summarize the principal geological findings as published in the most recent Weir Exploration Target Technical report of March 2025. I would note that our test coring and profile has been confined both to the existing permit area footprint and taken at shallow depths (150-200’). We expect to expand that in the future.

•	Below is a map depicting the overall area of control of the Brook Mine together with the current permit boundary:

•	Test results indicate that the reported high end in place REE volume estimate has increased to ~1.7 million tons (inclusive of three critical minerals - gallium, germanium and scandium) with average parts per million (“ppm”) concentration grades of ~570 ppm.

Brook Mine In-Place REO Tons

	Total		Primary Magnetics		Gallium & Germanium		Scandium
Range	Tons ('000)	Grade (ppm)	Tons ('000)	Grade (ppm)	Tons ('000)	Grade (ppm)	Tons ('000)	Grade (ppm)
Low	1,326	455	258	89	127	44	102	35
High	1,658	569	322	111	159	54	128	44

•	On an ash basis, material lithologies in coal and the associated carbonaceous clay showed maximum ppm concentrations approaching 10,000 ppm. Indeed, coal and carbonaceous clay showed the highest concentrations with almost a ~10,000 maximum ppm with an ~1,800 average ppm.

•	The testing results reflect that approximately 95% of the deposit exceeds 300 ppm with an average concentration of over ~450 ppm on even the low end of the range.

•	The next three charts show what we regard as the most valuable products. On an oxide basis, 40% of the deposit contains primary magnetic rare earths (Nd, Pr, Dy and Tb) as well as three critical minerals (Ga, Sc and Ge):

Brook Mine TREO Distribution By Oxide

REO	Mine REOs
Primary Magnetic REOs
Neodymium	13.3%
Praseodymium	3.5%
Dysprosium	2.1%
Terbium	0.4%
% of Primary Total	19.3%
Critical Minerals
Gallium	14.7%
Scandium	5.8%
Germanium	0.5%
% of Critical Minerals Total	21.0%
% of All Primary +Critical Minerals Total	40.3%
Other REOs	59.6%
Brook Mine Basket	100%

•	A significant number of additional samples and drill data have been tested since 2024, with data included from older drill core logs going back decades. In sum, to date 610 drill holes have been tested with over 4,875 ICP-MS tests.

Table 1.4-1   Drilling Programs

					Base Data
					Drill		Downhole		Quality Analysis
	Drill Holes		Hole Type		Hole	Geophysical	Deviation	Geologist's	XRF Analysis(1)			ICP Analysis(2)
Exploration Program	Count	Drill Depth (Ft)	Rotary	Core	Hearler	Logs	Log	Log	Holes	Samples	Feet	Holes	Samples	Feet
Bighorn Coal Drilling	417	81,083	336	81	417	318	-	417	-	-	-	-	-	-
Ramaco Coal Drilling	59	11,306	-	59	36	28	-	8	-	-	-	-	-	-
2019 Drilling	6	1,132	-	6	6	-	-	6	3	125	74	5	115	74
2021-2022 Drilling	14	1,937	-	14	14	14	-	14	14	2,196	549	14	421	270
2022-2023 Drilling	102	21,593	-	102	102	-	-	100	94	26,173	6,661	94	2,437	1,649
2023-2024 Drilling	9	900		9	9	9		9	9	723	186	9	734	192
Deep Drilling	3	2,030	-	3	3	3	-	3	2	1,584	404	2	1,168	791
Total	610	119,981	336	274	587	372	-	557	122	30,801	7,874	124	4,875	2,976

(1)	As of Dec-31-2024
(2)	As of Jan-31-2025;

•	The ICP-MS testing was conducted on an “ash basis” where the testing protocol combusted the organic carbon material (like coal) before testing.

•	In summary, by volume roughly 19% of the REEs are primary magnetics, and approximately 21% are germanium, scandium and gallium. The balance is a mix of roughly 10 additional rare earths.

As I mentioned earlier, the Brook Mine represents a geologically unique rare earth deposit within the PRB formed we believe some 60 million years ago. While there have been numerous REE assays collected from carbonaceous and claystone intervals throughout the PRB, none to our knowledge have demonstrated the concentration or consistency seen at Brook Mine.

In particular, the Brook Mine deposit has yielded claystone assay grades (on a whole rock basis) ranging from 400 to over 1,000 ppm total critical mineral oxides (CMO) on 6-inch core composites, exceptionally high values in a sedimentary system.

This enrichment is believed to be the result of Brook’s distinctive structural and stratigraphic positioning. The deposit sits along the northwestern margin of the Powder River Basin, where stratigraphy is steeply dipping and intersected by multiple fault and fracture systems.

These structural features likely facilitated secondary mobilization and concentration of REEs via fluid flow, enriching the already favorable host coal and associated carbonaceous materials. Additionally, the Fort Union Formation coal deposits in this area is not only carbon-rich but is also near-surface and more geochemically reactive in this structural setting, further enhancing mineral deposition and preservation.

Given these geologic and structural factors, it is unlikely that similar REE grades are repeatable elsewhere within the PRB, even in areas with comparable lithologies. Brook Mine’s mineralization appears to result from a unique confluence of depositional, diagenetic, and tectonic factors, setting it apart from any known sediment-hosted REE occurrences in the region or indeed the nation.

Importantly, while current drilling and core sampling have focused within Ramaco’s initial 4,500-acre permitted area, Ramaco controls an additional roughly 11,500 acres of contiguous land. Although core drilling has not yet occurred outside the permitted footprint, historic lithologic and wireline logs suggest these areas share similar geologic characteristics, including the same REE-hosting lithologies and structural trends.

Furthermore, multiple high-grade assay results have been encountered in drillholes near the existing permit boundary, reinforcing the expectation that REE mineralization extends beyond the current permitted area. To validate and expand the resource base, Ramaco plans to initiate a new phase of coring and exploration across its broader land package beginning this fall. This work will target areas of similar structural position and lithologic signature, with the goal of confirming resource continuity and significantly increasing the overall scale of the deposit and the ultimate project.

II.	Next Steps

Since I last wrote in 2024, we have also undertaken several significant steps toward the processing of the ore and the commercial development of the Brook Mine REE deposit. Although further testing and analysis is still in progress, based on this body of work the Fluor Corporation has prepared a Preliminary Economic Assessment (PEA) which concluded that the Brook Mine is both technically and commercially feasible.

In summary, Fluor has used the geological, chemical and hydrometallurgical test results to form the basis for determining which methods of extraction, separation, refining and processing could be used to achieve the highest oxide recovery of the most valuable rare earth and critical mineral elements.

We are blazing some new ground here, because most rare earths are found in hard rock formations which are usually characterized by high levels of radioactive tailings. This is why most rare earths are processed and refined in China. By contrast, our mineralized ores are found in coal (which we call carbon ore) and the associated clay, carbonaceous material and shale which comprise the over and under burdens surrounding the coal seams.

Through over more than a year of hydrometallurgical and chemical testing, working with third party laboratories as well as Fluor, Ramaco has developed various proprietary chemical and hydrometallurgical processes with a related flowsheet describing the process flow. This flowsheet includes a multi-step critical mineral liberation process to refine rare earths from what is a unique ore derived from coal and carbonaceous ores.

This was then used to develop the financial models for capex, opex and cash flows of the project. These current results still represent early findings which will require even more testing, refinement and optimization to ultimately get to the best results. The process of developing commercial rare earth and critical mineral oxides from our deposit involves highly technical both proprietary and conventional forms of separation, processing and refining of the raw carbon ore in order to create an oxide product.

In brief summary, ore is fed to the process plant first through a two-stage mineral sizing, followed by a grinding circuit to achieve a target particle size for downstream leaching. Liberation of the rare earths and other critical minerals is achieved in multi-stage leaching and purification processes that include chemical precipitation, solvent extraction, and ion exchange. The products produced from the flowsheet are various separated mixed critical mineral oxides.

Through these refining processes we were able to achieve oxide recovery levels exceeding 90% for the four rare earth elements listed further below in this letter and over 80% when combined with the three most valuable critical minerals. We hope to improve on these recoveries as the process is optimized through the pilot phase. These are regarded as impressive recoveries for this stage of development.

A more complete description of these processes will be in the Fluor PEA, although with Fluor’s consent we are releasing today the key summary findings of their PEA. Their complete report will be delivered to us by July 8. The delay, as previously noted, was engendered by an inability to obtain timely test results from third party laboratories.

Please note that some information contained in both the summary and final PEA has or will be redacted or summarized owing to the proprietary nature of some of the information as well as for protection of our intellectual property rights. The inclusion herein of these redacted or summarized findings does not affect Fluor's overall findings and conclusions.

Based on Fluor’s findings and recommendations of technical and commercial feasibility we have proceeded with mine development (which began in early June) to procure representative carbon ore for ongoing pilot-scale metallurgical testing. A time lapse video of our current mine work will be posted on our website at www.ramacoresources.com.

Before we would proceed to design and construct a full-scale commercial plant, we will test these processes in a pilot processing plant we will construct at the Brook Mine site, near our current iCAM Research Center outside Sheridan. This work will begin later this summer, and the pilot plant will hopefully be in place by year end.

As previously noted, we received a $6.1 million matching grant from the Wyoming Energy Authority’s Energy Matching Fund to be applied toward development of the pilot facility.

This pilot plant will conduct testing to design and optimize the processing techniques for the commercial production of rare earth and critical mineral oxides from a concentrate developed from the Brook Mine ore.

It is expected that the pilot testing will be conducted over an initial period of approximately 6 months to generate product for testing. The pilot plant will be used to validate the flowsheet on a continuous scale and generate product for quality testing. Over the longer term, it will be used to train operators.

A rendering of the pilot facility is shown below:

Based upon results of this pilot testing the full commercial oxide plant will be engineered and designed by Fluor. It is expected that the construction period for the full plant will take approximately 18 months. This would make the project operational in 2027. We would expect a 2-year “shakedown” period for the plant to be optimized and reach full steady state capacity. We will be working to accelerate this timeframe if possible.

In parallel with the pilot plant work, we will continue advancing our geological work to refine the understanding of this unique coal-hosted critical mineral deposit. A targeted infill drilling campaign is being planned to tighten drill spacing in key areas of the deposit, enabling enhanced grade control, and improved resource classification. This work will also inform updates to the block model and support future mine planning and sequencing.

We will also begin expansion of our drilling exploration activity to other areas we control outside the existing permit boundary as well as explore deeper formations where we hope to find both additional and perhaps more concentrated mineral deposits.

On our commercial path, we intend to shortly initiate discussions on supply and procurement arrangements for the sale of oxides with a host of potential domestic customers. The range of possible customers includes both domestic corporations as well as governmental and defense related entities. We are encouraged that our initial outreach to potential customers indicates that the Brook Mine will be able to provide future supply arrangements for specific rare earths and critical minerals that are not currently available from existing domestic sources.

III.	Project Economics

Fluor estimates in the PEA assume that the Brook Mine has an annual production rate of 2 million tons of coal, which once refined and processed would produce steady state annual production of ~1,240 tons of rare earth and critical minerals.

Brook Mine Summary

	Tons (Short)	Revenue ($ MM)	Price ($/Metric Ton)	% Of Production
NdPr	254	$30	$130,000	20.4%
Gallium	98	$68	$770,000	7.9%
Scandium	65	$222	$3,750,000	5.3%
Dysprosium	25	$19	$850,000	2.0%
Germanium	9	$21	$2,435,250	0.8%
Terbium	5	$14	$3,000,000	0.4%
Total	456	$374	$904,711	36.7%

Other REEs	786	$3	$4,806	63.3%
Total	1,242	$378	$335,189	100.0%

On the revenue front, long term rare earth and critical mineral pricing forecasts were obtained from industry sources. The chart above shows the prices for our most valuable oxide products together with their projected revenue and production metrics.

At this preliminary phase, Fluor’s project cost estimation is approximately $580 million, inclusive of a $106 million for contingency and escalation. At steady state production beginning in 2029 Fluor estimates the project will generate roughly $143 million in annual EBITDA.

Fluor and Ramaco jointly prepared the cash flow statement shown below. Ramaco has calculated an estimated Equity Value using a comparable public company EV/EBITDA. Fluor has calculated a project Payback period and an unlevered-pretax Internal Rate of Return (IRR), again as shown below:

Brook Mine Summary

Cash Flow Build ($ ’000)

Year Ended December 31

	2027	2028	2029	2030	2031	2032	2027-2032
Margin Analysis
* TREO + Critical Minerals Production (Short Tons)	94	1,159	1,242	1,242	1,242	1,242	6,219
Realized Price ($/REO Short Ton)	$304,082	$304,082	$304,082	$304,082	$304,082	$304,082	$304,082
Cash Cost ($/REO Short Ton)	$148,214	$188,397	$189,156	$189,156	$189,156	$189,156	$188,396
Mining REE Material ($/REO Short Ton)	$60,921	$17,422	$21,411	$21,411	$21,411	$21,411	$21,264
Processing ($/REO Short Ton)	$31,935	$159,967	$157,057	$157,057	$157,057	$157,057	$155,709
Production Taxex & Other ($/REO Short Ton)	$55,358	$11,008	$10,688	$10,688	$10,688	$10,688	$11,422
Margins ($/REO Short Ton)	$155,867	$115,684	$114,926	$114,926	$114,926	$114,926	$115,686
Gross Margin %	51%	38%	38%	38%	38%	38%	38%

Cash Flow Analysis
Total Revenue	$28,566	$352,381	$377,554	$377,554	$377,554	$377,554	$1,891,163
Total Costs	$13,923	$218,322	$234,860	$234,860	$234,860	$234,860	$1,171,684
Mining Costs	$5,723	$20,190	$26,584	$26,584	$26,584	$26,584	$132,249
Processing Costs	$3,000	$185,375	$195,006	$195,006	$195,006	$195,006	$968,398
Production Taxes	$1,400	$8,957	$9,470	$9,470	$9,470	$9,470	$48,237
Other	$3,800	$3,800	$3,800	$3,800	$3,800	$3,800	$22,800
EBITDA	$14,642	$134,059	$142,694	$142,694	$142,694	$142,694	$719,479
Capex: Growth - Total	$(31,132)	$(414,390)	$(133,035)	-	-	-	$(578,557)
Mining Capex	$(15,625)	$(14,285)	-	-	-	-	$(29,910)
Processing Capex	$(12,000)	$(320,355)	$(106,785)	-	-	-	$(439,140)
Infrastructure Capex	$(3,507)	-	-	-	-	-	$(3,507)
Contingency & Escalation (~22%)	-	$(79,750)	$(26,250)	-	-	-	$(106,000)
Capex: Maintenance - Total (Currently included in Opex)	-	-	-	-	$(1,166)	$(1,166)	$(2,331)
Capex - Total	$(31,132)	$(414,390)	$(133,035)	-	$(1,166)	$(1,166)	$(580,888)
FCF ($ '000) - EBITDA Less Capex	$(16,490)	$(280,331)	$9,659	$142,694	$141,529	$141,529	$138,591

Valuation	($ '000)
Equity Value (Multiples Approach, Undiscounted)	$3,753,665
Target EV/EBITDA Multiple	28x
Payback (years)	~5
IRR (Unlevered; Pre tax)	38%

Investors, analysts and shareholders are encouraged to draw their own conclusions on valuation. There is currently only one publicly traded rare earth company in the United States which is MP Materials, Inc. (NYSE: MP). Comparing MP’s forward 2028 EV/EBITDA valuation to the proposed Fluor results from the Brook Mine would be as follows:

Ramaco's Brook Mine Peer Comparison

	Current EV ($ MM)	2028 Consensus EBITDA ($ MM)	EV/EBITDA
MP Materials	$5,867	$210	28x

	Implied EV At 28x	2028 EBITDA Estimate ($ MM)	EV/EBITDA
Ramaco's Brook Mine	$3,754	$134	28x

Source: Bloomberg, Fluor, Ramaco

It is perhaps useful to outline some differences between the two companies, since just as in the metallurgical coal business, there are important distinctions between producers even within the same industry.

First starting with geology, the Brook Mine and MP’s Mountain Pass mine represent two fundamentally different types of REE deposits, each with distinct geology, mineralogy, development pathways, and long-term strategic positioning.

Mountain Pass is a well-established, hard rock deposit mined since 1952 and hosted in a carbonatite intrusion, with REEs primarily occurring in the mineral bastnasite, which is rich in light rare earth elements (LREEs), especially cerium (Ce) and lanthanum (La). These two elements comprise almost 85% of Mountain Pass’s total rare earth oxide (TREO) content, with lower amounts of the more valuable mid and heavy rare earth elements (MREEs and HREEs).

In contrast, the Brook Mine is an unconventional, softer sediment-hosted REE deposit, where rare earths are concentrated in carbonaceous claystones and coal seams. The REEs are associated with microcrystalline monazite, clays, and organic matter. Brook exhibits a much more balanced REE distribution, with Ce and La comprising only ~40% of TREO.

The Brook Mine also possesses significantly higher relative proportions of elements like dysprosium, gadolinium, and terbium, elements that are essential for permanent magnets, advanced electronics, and defense technologies. In short, Brook possesses all the key rare earth elements and critical minerals that are necessary to make permanent magnets.

However, in addition the Brook Mine also contains significant amounts of critical minerals such as gallium, scandium, and germanium, which make up more than 20% of the Brook deposit. These are used to make a variety of other valuable products.

From a development and operational standpoint, the differences between the two mines are equally compelling:

•	Ore hardness and mining cost:

Brook Mine ore is soft, composed of unconsolidated to semi-consolidated carbonaceous material. This translates to significantly lower mining, grinding, and energy costs compared to hard, igneous rock, which requires intense crushing and milling.

•	Radioactivity:

Brook Mine ore contains negligible concentrations of uranium and thorium, minimizing both handling complexity and future permitting risk. By contrast, Mountain Pass contains elevated levels of radioactive elements, which historically complicated its operations and remain an ongoing regulatory consideration.

•	Co-product potential:

Brook Mine ore is enriched not only in REEs but also in gallium (Ga), germanium (Ge), and scandium (Sc), critical elements with growing demand in semiconductors, solar, aerospace, and clean energy. These valuable co-products provide additional revenue streams.

•	Vertical integration:

Ramaco plans to mine, process, and refine REEs entirely on site at the Brook Mine, creating a fully domestic, mine mouth-to-metals operation. Mountain Pass currently mines and concentrates REEs on site but exports most of its concentrate to China for final refining and then sale into Chinese markets. In the future Ramaco has the optionality to consider further on-site vertical integration to produce and manufacture magnets or even semiconductors from its own feedstock. Currently that is only for future consideration.

•	Resource scale and life-of-mine potential:

Mountain Pass has been actively mined for over 50 years, largely extracting the highest-grade material. Brook Mine, by comparison, is in early-stage mine development with significant expansion possibilities ahead. It possesses an estimated 1.7 million tons of critical mineral oxides across just the initial 4,500 permitted acres of a 16,000-acre land package, offering potential for decades of further growth and expansion.

IV.	Future Project Funding and Share Structure:

Based on the level of future project capital investment required Ramaco will explore external financing options, in addition to the use of its own capital or existing share structure. These options could include the possibility of accessing capital markets or the potential spin-off of the rare earth operations into a separately traded public vehicle in some manner.

The Company intends to also explore both procurement and funding opportunities that might be available through the federal government and its agencies as well as sales arrangements to private customers. Those discussions will of course impact the direction, scope and nature of future project funding. We expect to clarify our approach to financing as the project advances through its development phases and as we engage in future sales arrangements.

At this time no conclusions have been reached regarding the manner that the Company will proceed in terms of financing the Brook Mine development. All such decisions will be determined by the Company’s Board of Directors.

Questions have also previously arisen regarding Ramaco’s existing dual share structure as it relates to the Brook mine. It is contemplated that once the rare earth project is developed that a royalty stream would be allocated to the METCB shares based on income from production at the Brook Mine rare earth and critical mineral deposit. This would be in addition to royalty income from intellectual property developed in connection with our research into the use of coal to develop advanced high value carbon products and materials.

V.	Conclusion

Our guiding principle for developing this unique opportunity will be what is in the best interest for building long-term value for our shareholders. In parallel, we will work responsibly with our United States government partners to insure an adequate national supply of these critically needed rare elements and critical minerals.

As I said at the outset, this will be America’s mine…hopefully for many decades to come.

All the best,

/s/ Randall W. Atkins
Randall W. Atkins
Chairman and Chief Executive Officer

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Many of the statements contained in this letter constitute “forward-looking statements” within the meaning of the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this letter, regarding our strategy, objectives, intended investigative, research and development efforts, future operations, estimated value of the REE deposits, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this letter the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements may include statements about:

•	identification and implementation of commercially feasible extraction processes, and establishment of pilot and production extraction facilities.
•	expected costs to develop planned and future operations, including the costs to construct necessary processing, refuse disposal and transport facilities.
•	the availability of the equipment and components necessary to construct our pilot and production extraction facilities.
•	estimated quantities or quality of our reserves.
•	our ability to obtain additional financing on favorable terms, if required, to complete the contemplated development.
•	maintenance, operating or other expenses or changes in the timing thereof.
•	competition in REE and critical minerals mining and extraction markets.
•	the price of REEs and critical minerals.
•	compliance with stringent laws and regulations, including environmental, climate change and health and safety regulations, and permitting requirements, as well as changes in the regulatory environment, the adoption of new or revised laws, regulations and permitting requirements.
•	potential legal proceedings and regulatory inquiries against us.
•	the impact of weather and natural disasters on plant construction, demand, production and transportation.
•	geologic, equipment, permitting, site access and operational risks and new technologies related to REE and critical minerals mining.
•	transportation availability, performance and costs.
•	availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires.

•	timely review and approval of permits, permit renewals, extensions and amendments by regulatory authorities.
•	our ability to comply with certain debt covenants; and
•	risks related to weakened global economic conditions and inflation.

These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding the commercial feasibility of mining and extracting Ramaco's REEs, and it is possible that the results described in this letter will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

NON-GAAP MEASURE- ADJUSTED EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as revenue minus operating expenses, exclusive of net interest expense, depreciation, depletion, and amortization expenses; income taxes; and accretion of asset retirement obligations.

Point of Contact:

INVESTOR RELATIONS:

info@ramacometc.com

or 859-244-7455

SOURCE Ramaco Resources, Inc.